EXHIBIT 99.1

COMPANY CONTACT: Endologix, Inc. Robert Krist, CFO (949) 595-7200 www.endologix.com	INVESTOR CONTACTS: Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100
ENDOLOGIX REPORTS THIRD QUARTER RESULTS
Powerlink System Sales Increase 76%;
11th Consecutive Quarter of Domestic Sales Growth
Affirms 2007 Revenue Guidance
IRVINE, Calif. (October 25, 2007) — Endologix, Inc. (NASDAQ: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three and nine months ended September 30, 2007.
“Our third quarter U.S. product sales grew 73%, compared with last year’s third quarter, and 9% in consecutive quarters, as we continue to gain traction in the domestic ELG market,” said Paul McCormick, Endologix president and chief executive officer. “Third quarter gross margin on product revenue reached 63%, an improvement of five percentage points from the previous quarter.
”We are affirming our improved financial outlook provided in September anticipating 2007 product revenue of $27 million to $29 million, representing an increase of 87% to 101% over 2006,” he added. “While total net cash used during the third quarter was $3.2 million, more than $2.0 million was related to our final purchases of graft material from our third party supplier and the disproportionate effect of annual insurance prepayments. We are tracking well against our expectation that currently available financial resources will be sufficient to achieve sustainable positive cash flow from operations in 2008.”
Third Quarter Financial Results
Total product revenue in the third quarter of 2007 was $6.6 million, an increase of 76% from $3.7 million in the third quarter of 2006, and an increase of 5% from $6.3 million in the second quarter of 2007. Domestic product revenue was $5.8 million, up 73% from $3.4 million in the 2006 third quarter, and up 9% from $5.4 million in the 2007 second quarter. This marks the eleventh consecutive quarter of growth in domestic product sales. International product revenue of $765,000 for the third quarter of 2007 was up 106% from $372,000 in the comparable quarter last year, and compares with $895,000 in the second quarter of 2007.
During the third quarter, Endologix recorded $500,000 as license revenue related to the Company’s 2006 license of certain non-AAA technology to BioLucent, Inc. In September 2007, BioLucent was

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

acquired by Hologic, Inc. which triggered a change of control provision in the agreement pursuant to which Endologix received, at its election, a lump sum cash payment in return for a fully paid up license. This $500,000 lump sum payment was received in October 2007. As additional consideration for the license, Endologix had received stock in BioLucent.
Endologix ownership in BioLucent was exchanged for approximately $290,000 in Hologic stock, as well as a cash payment of approximately $24,000. These two amounts were recorded as realized gains in other income in the third quarter.
Gross profit of $4.7 million was 66% of total revenue in the third quarter of 2007. This compares with gross profit of $2.3 million or 60% of total revenue in the third quarter of 2006. Total operating expenses were $8.6 million in the third quarter of 2007, compared with $6.8 million in the third quarter of 2006, and reflect a larger domestic sales force that fueled a 73% increase in domestic sales between those periods. Marketing and sales expenses increased to $4.8 million in the third quarter of 2007 from $4.0 million in the comparable quarter last year. Research, development and clinical expenses were $1.6 million in both reporting periods, and general and administrative expenses were $1.6 million versus $1.2 million last year primarily as a result of higher stock based compensation expense and insurance premium increases. Operating expenses in the third quarter of 2007 included $634,000 of non-cash stock-based compensation expense, compared with $541,000 in the third quarter of 2006. Also during the third quarter, Endologix negotiated and concluded an amendment to its supply agreement with C.R. Bard, Inc. which cancelled the final $675,000 of its 2007 minimum ePTFE material purchase obligation in return for a cash payment of $550,000, which formally terminates the supply agreement at December 31, 2007. The $550,000 cash payment was made in September 2007 and charged to operating expense.
Endologix reported a net loss for the third quarter of 2007 of $3.4 million, or $0.08 per share, compared with net a loss of $4.2 million, or $0.10 per share, for the third quarter of 2006. The net loss for the third quarter of 2007 included $651,000, or $0.02 per share, for stock-based compensation expense. The prior-year quarter included $343,000, or $0.01 per share, for stock-based compensation expense.
Year-to-Date Financial Results
For the nine months ended September 30, 2007 total product revenue was $19.1 million, compared with $9.9 million for the nine months ended September 30, 2006. Gross profit of $12.1 million was 61% of total revenue for the first nine months of 2007, compared with $5.6 million, or 56% of total revenue, for the first nine months of 2006.
Total operating expenses for the first nine months of 2007 were $24.6 million, versus $19.0 million in the comparable period in 2006. The increase in operating expenses was due primarily to a larger direct sales force, increased stock-based compensation expense, and the $550,000 charge for early termination of the ePTFE supply agreement as discussed above.
Endologix reported a net loss for the nine months ended September 30, 2007 of $11.5 million, or $0.27 per share, compared with a net loss of $12.7 million, or $0.32 per share, for the nine months ended September 30, 2006. The net loss for the first nine months of 2007 included $1.8 million, or $0.04 per share, for stock-based compensation expense, whereas the net loss for the first nine months of 2006 included $1.1 million, or $0.03 per share, for stock-based compensation expense.
Total cash and marketable securities as of September 30, 2007 was $9.9 million, compared with $20.2 million as of December 31, 2006 and $12.8 million as of June 30, 2007.

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

Conference Call Information
Endologix management will host a conference call to discuss these results and answer questions today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific Time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 20386420. The conference call will be broadcast live over the internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, including, without limitation, the Company’s anticipated financial results for 2007 and achieving positive cash flow from operations in 2008, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Domestic Product Revenue	$5,827	$3,376	$16,307	$8,270
Non-US Product Revenue	765	372	2,793	1,599

Total Product Revenue	6,592	3,748	19,100	9,869
License Revenue	560	53	678	160

Total revenue	7,152	3,801	19,778	10,029
Cost of product revenue	2,432	1,532	7,649	4,449

Gross profit	4,720	2,269	12,129	5,580

Operating expenses:
Research, development and clinical	1,606	1,628	4,665	5,145
Marketing and sales	4,788	4,023	14,666	9,773
General and administrative	1,635	1,167	4,702	4,093
Termination of supply agreement	550	—	550	—

Total operating expenses	8,579	6,818	24,583	19,011

Loss from operations	(3,859)	(4,549)	(12,454)	(13,431)

Other income:
Interest income	152	352	558	719
Other income	313	5	349	20

Total other income	465	357	907	739

Net loss	($3,394)	($4,192)	($11,547)	($12,692)

Basic and diluted net loss per share	($0.08)	($0.10)	($0.27)	($0.32)

Shares used in computing basic and diluted net loss per share	42,870	42,626	42,767	39,124

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except par values)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,031	$6,271
Restricted cash equivalents	500	500
Marketable securities available-for-sale	335	12,217
Accounts receivable, net	4,002	2,763
Other receivables	669	198
Inventories	9,217	9,356
Other current assets	835	637

Total current assets	24,589	31,942
Property and equipment, net	4,008	4,516
Marketable securities available-for-sale	—	1,200
Goodwill	4,631	4,631
Intangibles, net	9,265	10,319
Other assets	78	78

Total Assets	$42,571	$52,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,006	$5,009

Current liabilities	4,006	5,009
Long term liabilities	1,124	1,172

Total liabilities	5,130	6,181

Stockholders’ equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding Common stock, $.001 par value; 60,000 shares authorized, 43,378 and 43,144	43	43
shares issued, and 42,883 and 42,649 shares outstanding Additional paid-in capital	166,123	163,698
Accumulated deficit	(128,210)	(116,663)
Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	146	88

Total stockholders’ equity	37,441	46,505

Total Liabilities and Stockholders’ Equity	$42,571	$52,686

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11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com